EXHIBIT 99.1

GLYCOMIMETICS REPORTS FIRST QUARTER 2019 RESULTS

 AND RECENT OPERATIONAL HIGHLIGHTS

•	Enrolled first patient in National Cancer Institute (NCI)-sponsored Phase 3 trial of uproleselan in older adults with previously untreated acute myeloid leukemia (AML)
•	Announced plans to initiate a trial of GMI-1359 in individuals with breast cancer in collaboration with the Duke Cancer Institute
•	Established transition plan to new Chairman of Board of Directors

ROCKVILLE, MD, MaY 2, 2019 –  GlycoMimetics, Inc. (Nasdaq: GLYC) today reported its financial results for the first quarter ended March 31, 2019 and highlighted recent company achievements. Quarter-end cash was $195.6 million.

“The first quarter of 2019 was one of focused activity in the clinical development arena. We continued to identify and initiate new sites and enroll participants in our Company-sponsored Phase 3 trial in relapsed or refractory AML patients. We also worked closely with our two consortia partners to expand our late-stage uproleselan program, culminating in our announcement that the NCI consortium dosed its first patient in its trial in late April. During the same period, we worked with clinical collaborators at Duke Cancer Institute to plan our next trial for GMI-1359, a dual antagonist of E-selectin and CXCR-4, and defined individuals with breast cancer and bone metastases as our initial target study population,” said Rachel King, GlycoMimetics Chief Executive Officer.

Key First-Quarter 2019 and Recent Operational Highlights:

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The GlycoMimetics-sponsored pivotal Phase 3 trial of uproleselan in relapsed/refractory AML continues to enroll patients in the US and Australia. Clinical sites across the US, Europe, Canada and Australia continue to be identified and activated.

•	The NCI-sponsored clinical trial evaluating uproleselan in newly diagnosed older adults with AML has initiated enrollment.

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Study start-up activities continued for the collaborative Haemato Oncology Foundation for Adults in the Netherlands (HOVON) European study of uproleselan in newly diagnosed patients unfit for chemotherapy.

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The Company announced plans to initiate a proof-of-concept clinical trial of GMI-1359 in individuals with breast cancer whose tumors have spread to bone. The trial will evaluate safety and biomarkers of cancer cell mobilization in individuals with hormone receptor positive metastatic breast cancer.

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Data was published in Nature Cell Biology that strongly suggests that E-selectin is key to tumor growth and metastasis to bone and provides further support for the upcoming clinical trial of GMI-1359 in individuals with metastatic breast cancer.

•	Dr. Eric Feldman has joined the GlycoMimetics executive team as Vice President, Clinical Development, and Christian Dinneen-Long has joined as Vice President, Corporate Counsel.
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A planned transition is taking place within the Company’s Board of Directors. Current Board Chair Jim Barrett, who has held the role since the Company’s inception, will not seek re-election as he retires from the Board of Directors and scales back participation in several organizations. Current GlycoMimetics Board Member Tim Pearson will become Board Chair as of the close of the Company’s annual meeting on May 17, 2019.

First Quarter 2019 Financial Results:

•	Cash position: As of March 31, 2019, GlycoMimetics had cash and cash equivalents of $195.6 million as compared to $209.9 million as of December 31, 2018.
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R&D Expenses: The Company’s research and development expenses increased to $11.8 million for the quarter ended March 31, 2019 as compared to $9.0 million for the first quarter of 2018. These increases were primarily the result of the Company’s Phase 3 clinical trial in relapsed or refractory AML patients.

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G&A Expenses: The Company’s general and administrative expenses increased to $3.4 million for the quarter ended March 31, 2019 as compared to $2.9 million for the quarter ended March 31, 2018.  The increase was due to higher patent, legal and non-cash stock-based compensation expenses.

•	Shares Outstanding: Shares outstanding as of March 31, 2019 were 43,180,169.

The Company will host a conference call and webcast today at 8:30 a.m. ET.  The dial-in number for the conference call is (844) 413-7154 (U.S. and Canada) or (216) 562-0466 (international) and entering passcode 6537429. To access the live audio webcast, or the subsequent archived recording, visit the “Investors - Events & Presentations” section of the GlycoMimetics website at www.glycomimetics.com. The webcast will be recorded and available for replay on the GlycoMimetics website for 30 days following the call.

About Uproleselan (GMI-1271)

Uproleselan (yoo’ pro le’ sel an) is designed to block E-selectin (an adhesion molecule on cells in the bone marrow) from binding with blood cancer cells as a targeted approach to disrupting well-established mechanisms of leukemic cell resistance within the bone marrow microenvironment. In a Phase 1/2 clinical trial, uproleselan was evaluated in both newly diagnosed elderly and relapsed/refractory patients with AML. In both populations, patients treated with uproleselan together with standard chemotherapy achieved better than expected remission rates and overall survival compared to historical controls, which have been derived from results from third party clinical trials evaluating standard chemotherapy, as well as lower than expected induction-related mortality rates. Treatment in these patient populations was generally well tolerated, with fewer than expected adverse effects. The U.S. Food and Drug Administration (FDA) has granted uproleselan Breakthrough Therapy Designation for the treatment of adult AML patients with relapsed/refractory (R/R) disease. GlycoMimetics is progressing a comprehensive development program across the clinical spectrum of AML.

About Rivipansel

Rivipansel, the most advanced drug candidate in the GlycoMimetics pipeline, is a glycomimetic drug candidate that acts as a pan-selectin antagonist, meaning it binds to all three members of the selectin family – E-, P- and L-selectin. The first potential indication for rivipansel is vaso-occlusive crisis (VOC) of sickle cell disease (SCD), one of the most severe complications of SCD which can result in acute ischemic organ injury at one or more sites. By reducing cell adhesion, activation and inflammation that are believed to contribute to reduced blood flow through the microvasculature during VOC, GlycoMimetics believes that rivipansel could be the first drug to interrupt the underlying cause of VOC, thereby potentially enabling patients to leave the hospital more quickly. Pfizer Inc., the exclusive licensee of rivipansel for clinical development and worldwide commercialization, is conducting a Phase 3 clinical trial for rivipansel in SCD.

About GMI-1359

GMI-1359 is designed to simultaneously inhibit both E-selectin and CXCR4. E-selectin and CXCR4 are both adhesion molecules involved in tumor trafficking and metastatic spread. Preclinical studies indicate that targeting both E-selectin and CXCR4 with a single compound could improve efficacy in the treatment of cancers that involve the bone marrow such as AML and multiple myeloma or in solid tumors that metastasize to the bone, such as prostate cancer and breast cancer. GMI-1359 has completed a Phase 1 clinical trial in healthy volunteers. In the second half of 2019, the Company plans to initiate an exploratory clinical trial in individuals with breast cancer whose tumors have spread to bone.

About GlycoMimetics, Inc.

GlycoMimetics is a clinical-stage biotechnology company focused on the discovery and development of novel glycomimetic drugs to address unmet medical needs resulting from diseases in which carbohydrate biology plays a key role. GlycoMimetics' most advanced drug candidate, rivipansel, a pan-selectin antagonist, is currently being developed for the treatment of vaso-occlusive crisis in sickle cell disease in a Phase 3 trial being conducted by Pfizer Inc., the exclusive licensee of rivipansel for clinical development and worldwide commercialization. GlycoMimetics' wholly owned drug candidate, uproleselan, an E-selectin antagonist, was evaluated in a Phase 1/2 clinical trial as a potential treatment for AML and is being evaluated across a range of patient populations including a Company-sponsored Phase 3 trial in relapsed/refractory AML. GlycoMimetics has also completed a Phase 1 clinical trial with a third drug candidate, GMI-1359, a combined CXCR4 and E-selectin antagonist. GlycoMimetics is located in Rockville, MD in the BioHealth Capital Region. Learn more at www.glycomimetics.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding the clinical development and potential benefits and impact of the Company’s drug candidates.  Actual results may differ materially from those in these forward-looking statements. For a further description of the risks associated with these statements, as well as other risks facing GlycoMimetics, please see the risk factors described in the Company’s annual report on Form 10-K filed with the U.S. Securities and Exchange Commission (SEC) on March 6, 2019, and other filings GlycoMimetics makes with the SEC from time to time. Forward-looking statements speak only as of the date of this release, and GlycoMimetics undertakes no obligation to update or revise these statements, except as may be required by law.

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Source: GlycoMimetics

Investor Contact:

Shari Annes

Phone: 650-888-0902

Email: sannes@annesassociates.com

Media Contact:

Jamie Lacey-Moreira

Phone: 410-299-3310

Email: jamielacey@presscommpr.com

GlycoMimetics, Inc.

Condensed Statements of Operations

(In thousands, except share and per share data)

	Three months ended March 31,
	2019	2018
	(Unaudited)

Revenue	$—	$—

Costs and expenses:
Research and development expense	11,773	9,022
General and administrative expense	3,360	2,855
Total costs and expenses	15,133	11,877

Loss from operations	(15,133)	(11,877)

Other income	1,049	364

Net loss and comprehensive loss	$(14,084)	$(11,513)

Net loss per common share – basic and diluted	$(0.33)	$(0.33)
Weighted average common shares – basic and diluted	43,166,967	35,156,090

GlycoMimetics, Inc.

Balance Sheet Data

(In thousands)

	March 31,	December 31,
	2019	2018
	(unaudited)

Cash and cash equivalents	$195,561	$209,918

Working capital	190,083	203,506

Total assets	204,442	214,839

Total liabilities	11,648	9,375

Total stockholders' equity	192,794	205,464